Exhibit 5.1

[Letterhead of Davis Graham & Stubbs LLP]

October 12, 2010

Venoco, Inc.
370 Seventeenth Street
Denver, CO 80202

Re:          Registration Statement on Form S-3 (Registration No: 333-166361)

Ladies and Gentlemen:

We have acted as counsel to Venoco, Inc., a Delaware corporation (the “Company”), in connection with the registration of common stock, $0.01 par value per share (the “Common Stock”), of the Company with an aggregate sales amount of up to $75,000,000 (the “Shares”), covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  The Shares are to be issued pursuant to the prospectus dated May 14, 2010 and the prospectus supplement dated October 12, 2010 (collectively, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act and the Sales Agency Agreement, dated as of the date hereof (the “Sales Agency Agreement”), by and between the Company and BMO Capital Markets Corp., a Delaware corporation, in one or more transactions deemed to be “at the market” offerings under Rule 415 of the 1933 Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Commission as conformed and certified or reproduced copies.  In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Company to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the opining paragraph below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.  As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent the Shares are issued against payment therefor in accordance with the Prospectus, the Sales Agency Agreement, the resolutions of the Board of Directors of the Company authorizing the issuance and sale of the Shares and resolutions adopted by the Pricing Committee of the Board of Directors of the Company setting forth the aggregate number of Shares to be sold and the pricing terms thereof, such Shares will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.            With respect to the opinions above, we have assumed that, in the case of each offering and sale of the Shares, (i) all information contained in all documents reviewed by us is true and correct; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act and such effectiveness or qualification shall not have been terminated or rescinded; (iii) the Shares will be issued and sold in compliance with applicable United States federal and state securities laws and pursuant to and in the manner stated in the Registration Statement and the Prospectus; (iv) at the time of the issuance of the Shares, (a) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of formation and (b) the Company will have the necessary organizational power and authority to issue the Shares; and (v) sufficient shares of Common Stock will be authorized for issuance under the certificate of incorporation of the Company that have not otherwise been issued or reserved for issuance and the consideration for the issuance and sale of the Shares established by the Board of Directors of the Company and provided for in the Sales Agency Agreement will not be less than the par value of such Common Stock.

B.            The opinions herein are limited to matters governed by the federal laws of the United States of America and the Delaware General Corporation Law.  Except as expressly stated above, we express no opinion with respect to any other law of the state of Delaware or any other jurisdiction.

C.            This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.  We also consent to your filing copies of this opinion as an exhibit to the Propspectus.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP